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                                                                    EXHIBIT 99.2

                        Fidelity National Financial, Inc.
                             17911 Von Karman Avenue
                                    Suite 300
                                Irvine, CA 92614



May 23, 2003

Board of Directors
Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, CA 93110

Gentlemen:

      I am pleased to inform you that Fidelity National Financial, Inc. ("FNF") has decided to propose a transaction whereby FNF would acquire the outstanding shares of Fidelity National Information Solutions, Inc. ("FNIS") not currently held by FNF or its subsidiaries through a merger in which your stockholders will receive .644 FNF shares in exchange for each FNIS share. (The exchange ratio does not reflect the split of FNF's common stock payable on May 23, 2003 to FNF stockholders of record as of May 9, 2003. Inclusive of the split, each share of FNIS common stock would be exchanged for .805 shares of FNF common stock.) Based on our May 22, 2003 closing stock price, our proposal values each outstanding share of FNIS's common stock at $23.60 per share, or a 24.1% premium to FNIS's closing price on May 22, 2003.

      We believe that the proposed transaction is in the best interests of FNIS's public stockholders. FNF is the nation's largest title insurance and diversified real estate-related services company and, through its subsidiary Fidelity Information Services, a leading provider of information-based technology solutions and processing services to the mortgage and financial services industries. By exchanging their shares in FNIS for shares in FNF, FNIS's public stockholders would participate in the opportunity and upside of FNF while retaining an ownership interest in FNIS's businesses through their ownership interest in FNF.

      We wish to consummate the proposed acquisition as soon as practicable. Consummation of the proposed acquisition would be subject to several conditions, including satisfactory completion of due diligence, negotiation of a mutually satisfactory merger agreement, and receipt of all required governmental approvals and required consents. The closing of any transaction would also be contingent upon approval by FNF's stockholders at a meeting of the issuance of the FNF shares in the transaction. It is expected that the approval of FNF's stockholders would be obtained at FNF's 2003 annual meeting, which is expected to be held this summer.
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      In light of our significant ownership interest in FNIS and the presence of certain of our directors and executive officers on FNIS's board of directors, we would expect that the FNIS board would want to establish an independent special committee to review and evaluate our proposal.

      At the earliest opportunity, the FNF special committee and its advisors are ready to meet FNIS's management as well as the members of any special committee with the goal of negotiating and entering into a merger agreement with FNIS. We look forward to working with you and any FNIS special committee to complete this transaction.

                                            Sincerely,

                                            /s/ TERRY N. CHRISTENSEN
                                            --------------------------------
                                            Mr. Terry N. Christensen
                                            Chairman
                                            Special Committee
                                            Fidelity National Financial, Inc.
                                            Board of Directors